Exhibit 10.2

ANALOGIC CORPORATION
2007 RESTRICTED STOCK PLAN

I. Purpose.

The primary purpose of the 2007 Analogic Restricted Stock Plan (“Plan”) is to further the growth and development of Analogic Corporation (“Company”) by enhancing the Company’s ability to attract, motivate and retain Employees and Consultants of the Company and its subsidiary corporations. In addition, given the criticality of the preservation and development of the Company’s proprietary products, trade secrets and know-how, the Plan will promote the interests of the Company and stockholders through providing a means to acquire Non-competition Agreements from key Employees who become Participants under this Plan. The Plan permits the grant of Restricted Stock awards (“Award” or “Awards”). The Plan has been adopted and approved by the Company’s Board of Directors and will become effective upon approval by the Company’s stockholders. Unless terminated sooner, the Plan will terminate at the close of business on the day before the tenth anniversary of the date the Plan is approved by the Company’s stockholders. Upon termination of the Plan, outstanding Awards will remain outstanding, but no additional Awards may be issued under the Plan.

II. Administration.

The Plan shall be administered by the Compensation Committee (“Committee”) appointed by the Board except as specified within the Plan. The Committee shall have the authority, except as specified to the contrary within the Plan, to determine eligibility and participation, grant Awards, amend the Plan, determine the terms and provisions of the respective Award Agreements, which need not be the same in all cases, interpret the respective Award Agreements and the Plan, and make all other determinations which, in the Committee’s judgment, are necessary or desirable in the administration of the Plan. Any determinations made by the Committee shall be final and binding. In the case of any Awards intended to qualify under the performance-based compensation exemption under Section 162(m) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award as such.

III. Eligibility.

All of the Company’s Employees and Consultants are eligible to receive Awards under the Plan.

IV. Stock Subject to the Plan.

(a) Aggregate Limits. Subject to the adjustment provisions of Section VI(a), the maximum number of shares of Common Stock, par value $.05 per share (“Shares”), which may be issued to Participants pursuant to Awards under the Plan shall be 500,000 Shares, provided that any Shares underlying Awards which are cancelled, terminated or forfeited, shall again become available for future issuance under the Plan. This limit is intended to comply with Section 162(m) of the Code or any successor provision. Notwithstanding anything to the contrary within the Plan, the foregoing limitations shall be subject to appropriate adjustment under Section VI(a) to the extent that such adjustment will not affect the status of any Award intended to qualify as performance-based compensation under Section 162(m) of the Code.

(b) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards in substitution for any restricted stock granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. To the extent permitted by the requirements of the NASDAQ Stock Market (“NASDAQ”) or the applicable stock exchange or other legal requirements, any shares that are issued pursuant to Awards either assumed or converted due to an acquisition will not impact the number of Shares available for grant under the Plan.

V. Grant Terms and Conditions Applicable to Restricted Stock.

(a) Grant and Documentation. The Committee may grant Awards under the Plan. Each Award granted under the Plan shall be identified in an Award Agreement and subject to restrictions on transfer and ownership as the Committee may determine. The Committee shall determine and specify in each applicable Award Agreement, the number of Shares of Restricted Stock granted to any Participant, subject to the overall and individual maximums specified within the Plan. As soon as practical after the grant of an Award, a Certificate, registered in the Participant’s name, shall be issued covering the Shares underlying the Award. The Certificate shall bear a legend referring to the Award Agreement containing the terms, conditions and limitations of the Award. These limitations may include, but are not limited to, the achievement of Performance Goals and/or Continuous Service requirements with the Company. Upon vesting, and not before, the legend bearing the restrictions shall be removed. Unless the Committee determines otherwise, each Certificate issued pursuant to a grant of Restricted Stock shall be held by the Company or its designee prior to the applicable Vesting Date.

(b) Price. The Committee shall determine, and the Award Agreement shall specify, the price, if any, to be paid by the Participant for each Share of Restricted Stock.

(c) Vesting. At the time of grant, the Committee shall specify in each Award Agreement, the relevant terms of the vesting related to such Award. The Committee may structure the vesting to be based on the attainment of Performance Goals over a Performance Period and/or a Participant’s Continuous Service. Except as outlined in Section V(h) or Section VI(b), Awards that vest based solely upon a Participant’s Continuous Service will not vest sooner than in three equal increments on each of the first three anniversaries of the date of grant. No portion of an Award may be sold, pledged or otherwise disposed of prior to the occurrence of its Vesting Date, as determined by the Committee.

(d) Issuance of Certificates. Upon the vesting of Shares of Restricted Stock, the Committee shall issue a new Certificate, free of any restrictive legend relating to such vesting, for the number of Shares whose restrictions have lapsed, although the Committee shall not be required to issue any fractional Shares.

(e) Non-competition Agreements. At the time of grant, the Committee may specify in a Participant’s Award Agreement that acceptance of the Award will constitute an agreement between the Participant and the Company that, during the one year period following the termination of such Participant’s employment with the Company, whether voluntarily or involuntarily, such Participant may not accept an identical or substantially similar position to that held by the Participant at the Company immediately prior to termination with any business that is directly competitive with the business of the Company, or otherwise have any material investment or interest in any such competitive business. Should the Committee determine that this agreement had been violated at any point, all Awards whose restrictions have not fully lapsed will be forfeited.

(f) Rights of Restricted Stock Recipients. Commencing on the date an Award is granted, and subject to the delivery, acceptance and terms of the Award Agreement, the Participant shall become a shareholder of the Company as it relates to the Shares of Restricted Stock underlying the Award. Other than the right to sell the Shares prior to the lapse of the restrictions, and subject to any other terms contained within the Participant’s Award Agreement, the Participant shall be entitled to all rights of a shareholder, including the ability to vote those Shares and receive distributions related to those Shares. The Committee, in its discretion, may specify in the applicable Award Agreement whether dividends or other distributions related to Restricted Shares whose restrictions have not lapsed shall be held in escrow or otherwise by the Company until such restrictions lapse, or be distributed at the same time as to general shareholders. To the extent that the restrictions do not lapse due to failure to meet any applicable Continuous Service, Performance Goal, Non-competition or other requirement, any undistributed payments will be forfeited.

(g) Section 162(m). To the extent consistent with other provisions of the Plan, if the Committee determines at the time an Award is granted, that a Participant is or may become a Covered Employee, the Committee may specify that the following provisions related to Section 162(m) of the Code apply:

(i) Performance-Based Awards. Upon the grant of an Award, the Committee may specify, based on its discretion, that such Award will vest based upon the achievement of specified Performance Goals over a designated Performance Period. Performance Periods under the Plan may not be shorter than one year and may not exceed five years. Upon the grant of a Performance-Based Award, the Committee shall establish and document in writing, the following terms of the Performance-Based Award: the Performance Period, the Performance Measure(s) and the Performance Goal(s). Once established and documented by the Committee, these items may not be amended or otherwise altered if such changes would cause the Award to lose its qualification as performance-based compensation under Section 162(m) of the Code. Unless specified in an Award Agreement, or as outlined in Section V(h) or VI(b), Performance-Based Awards shall be distributed only after the end of the Performance Period. Performance-Based Awards, to the extent the Performance Goals are satisfied, may be distributed in a lump sum or in installments after the end of the designated Performance Period, provided any such distributions shall be made in a manner intended to avoid payments constituting nonqualified deferred compensation under Section 409A of the Code.

(ii) Performance Goals. If an Award granted to a Covered Employee, or an Employee who the Committee determines may become a Covered Employee, is intended to qualify under Section 162(m) of the Code, the restrictions associated with the Award shall be subject to the achievement of one or more objective Performance Goals established by the Committee and shall vest only to the extent the attainment of the Performance Goals has been certified by the Committee. Performance Goals shall be based on the achievement of specified levels of one or more of the following: revenue, return on capital, profit after taxes, total shareholder return, stock price performance, cash flow, earnings per share, return on equity, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment share, product development, product release schedules, new product innovation, product or other cost reductions through advanced technology or other means, brand recognition/acceptance, product ship targets, sales of assets or subsidiaries, or customer satisfaction levels.

(iii) Application of Performance Goals. Performance Goals may be applied to the Company as a whole, a division, business unit or subsidiary and may be based on either absolute performance versus internally established goals or relative performance in relation to other companies or indices. Performance Goals shall be evaluated, as applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee. As soon as practical following the end of a Performance Period, the Committee shall evaluate and document in writing the extent to which the related Performance Goals have been satisfied and the number of Shares payable under any Performance-Based Award to the Participant. Subject to the express provisions of the Plan, the Committee may exercise its discretion to adjust downward, and not upward, the number of Shares payable under any Performance-Based Award subject to the Plan. Furthermore, the Committee may not refrain from enforcing the lack of achievement of any Performance Goal, except in case of the death or Disability of a Participant holding a Performance-Based Award. Notwithstanding any other provision of the Plan, the Committee may take such other actions as it deems appropriate and necessary to qualify Awards as performance-based compensation within Section 162(m) of the Code, or any successor provision. The Committee shall have the authority to make equitable adjustments to Performance Goals to account for unusual or non-recurring events affecting the Company to account for changes in applicable laws or regulations, items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or a change in accounting principles. Performance Goals shall be set by the Committee within the time period outlined by, and shall otherwise be in compliance with, Section 162(m) of the Code and any successor provisions.

(iv) Limitation on Awards to a Participant. The maximum number of Shares of Restricted Stock that may be granted to any one Participant in any calendar year under the Plan is 50,000 Shares. This limit is intended to comply with Section 162(m) of the Code or any successor provision.

(h) Effect of Termination of Employment. Except as otherwise determined by the Committee and provided in an Award Agreement:

(i) in the event a Participant’s employment with the Company shall terminate for any reason, other than: death, Disability or Involuntary Termination that is not For Cause, all Awards under the Plan whose restrictions have not lapsed will be forfeited;

(ii) in the case of the death or Disability of a Participant, Awards held by the Participant at the time of death or Disability that vest based on Continuous Service will accelerate, fully vest and be distributed to the Participant’s legal representatives or heirs in the case of death, or to the Participant or their legal representatives in the case of Disability; and

(iii) in the event that a Participant’s employment terminates due to Involuntary Termination that is not For Cause, Awards that vest based on Continuous Service that have been outstanding for less than one year, as of the date of Involuntary Termination that is not For Cause, will be forfeited, and Awards that vest based on Continuous Service that have been outstanding for more than one year, as of the date of Involuntary Termination that is not For Cause, will continue to vest for up to one year from the date of the Involuntary Termination that is not For Cause.

Neither eligibility under, nor participation in, the Plan shall be construed as giving any person the right to continued employment.

If a Participant’s employment terminates due to death, Disability or Involuntary Termination that is not For Cause, while holding, at the time of termination of employment, any Award that vests based on the attainment of Performance Goals, if more than 50% of the Performance Period is completed, the number of Shares that will vest upon the date of termination will be based on performance to date (pro-rated).

(i) Taxes. The Committee shall establish requirements as it deems appropriate in order to ensure that no Shares shall be delivered under the Plan to any Participant or their representatives, until such person(s) has made arrangements acceptable to the Committee for the payment of any Federal, State, Local, Employment or other applicable taxes required by law. The Company may deduct any such tax obligations from any payment of any kind due to the Participant. As determined appropriate by the Committee, minimum tax obligations may be satisfied in whole or in part by the delivery of Shares, including Shares retained from the vesting of Restricted Stock or other event creating the tax obligation. Any Shares withheld for this reason shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

(j) Transferability. Each Award by its terms shall not be transferable otherwise than by will or the laws of descent and distribution.

(k) Conditions on Removal of Restrictions. The Company will not be obligated to remove restrictions from any Award until:

(i) all conditions of the Award have been met or removed to the satisfaction of the Company,

(ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and

(iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(l) Acceleration. The Committee may at any time provide that any Award shall become immediately free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

VI. Effect of Certain Transactions.

(a) Change in Capitalization. In the event of a stock split, reverse stock split, stock dividend, combination, reclassification or similar change in the capital structure of the Company, the Committee shall make appropriate adjustments to the following items in order to prevent either the dilution or enlargement of the rights of Participants: the number of Shares covered by outstanding Awards, the price, if any, to be paid by the Participant for each Share of Restricted Stock, the maximum number of Shares available for issuance under the Plan, and the maximum number of Shares subject to Awards which may be awarded to any Participant during any tax year.

(b) Change-in-Control. Unless otherwise specified in an individual Award Agreement or otherwise, in the event of a Change-in-Control, the restrictions covering each outstanding Restricted Stock Award, whether the restrictions are based on Continuous Service or the attainment of Performance Goals, at the time of the Change-in-Control, shall lapse immediately prior to such Change-in-Control and such Restricted Stock shall no longer be subject to risk of forfeiture.

VII. Other Provisions Related To Restricted Stock.

(a) Conditions to Effectiveness of the Plan. The Plan was adopted by the Board of Directors on June 5, 2006 and amended on December 7, 2006. No Award may be granted under the Plan after the day prior to the tenth anniversary of the date the Plan was approved by the Company’s stockholders. No Award shall be granted if the grant and/or issuance of Shares pursuant thereto, would be contrary to law or the regulations of any duly constituted authority having jurisdiction. Furthermore, if any term or provision of the Plan shall be deemed invalid, unlawful or unenforceable, that term or provision in question shall be revised in order to be valid, lawful and enforceable, but will not affect any other provision of the Plan.

(b) Alteration, Termination, Discontinuance, Suspension or Amendment. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that:

(i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m));

(ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and

(iii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan:

(A) materially increasing the number of Shares authorized under the Plan (other than pursuant to Section VI),

(B) expanding the types of Awards that may be granted under the Plan, or

(C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained.

No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(c) Unfunded Plan. As an unfunded Plan, the Company will not be required to segregate any assets that may by covered by Awards under the Plan. Any obligations of the Company to Participants will be based upon any documented contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(d) International Considerations. Awards may be granted under the Plan to eligible persons in international locations. Although the Committee may not take any actions that would violate applicable laws, the Committee reserves the right to take all necessary actions in order to comply with local regulations and requirements, including without limitation:

(i) the right to establish separate sub-plans or programs to provide for the grant of Awards to eligible persons in international jurisdictions,

(ii) the right to tailor such sub-plans in a manner that, as the Committee determines necessary and advisable, will comply with local laws and regulations or maximize the efficiency of the Plan in light of local tax or accounting considerations, and

(iii) the right to take any action required, either before or after the grant of an Award, to comply with any applicable local government regulatory exemptions or approvals.

(e) Compliance With Code Section 409A of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.

(f) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

VIII. Definitions.

•	“Award” – Refers to any Restricted Stock Award, granted pursuant to the terms of the Plan.

•	“Award Agreement” – Refers to either a written agreement between the Company and a Participant or a written notice from the Company to a Participant evidencing an Award and its terms.

• • •	“Board” – Refers to the Board of Directors of the Company. “Code” – Refers to the Internal Revenue Code of 1986, as amended. “Common Stock” or “Shares” – Refer to the Common Stock of the Company.

•	“Certificate” – Refers to either a paper stock certificate, an electronic book entry or some other electronic form of account entry evidencing the ownership of shares of Restricted Stock.

•	“Change-in-Control” – For purposes of the Plan, a Change-in-Control will be deemed to have occurred upon (A) any merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation (except, in the case of both clauses (i) and (ii) above, any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation) or (B) the issuance, sale or transfer, in a single transaction or series of related transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction or (C) the sale of all or substantially all of the assets of the Company.

•	“Committee” – The Compensation Committee of the Board of Directors.

•	“Company” – Means Analogic Corporation and, except where the context otherwise requires, shall include any subsidiary corporations within the meaning of Section 424 of the Code.

• •	“Consultant” – Refers to a consultant of the Company. “Continuous Service” – Refers to uninterrupted employment with the Company.

•	“Covered Employee” – Refers to a covered employee within the meaning of Section 162(m) of the Code.

•	“Disability” – Applies if a Participant is entitled to receive benefits under a Company sponsored disability program. If no program is in effect for that Participant, Disability will apply if the Participant has become totally and permanently disabled as specified under Section 22(e)(3) of the Code.

• •	“Employee” – Refers to any individual employed by the Company. “Fair Market Value” – Refers to the mean of the high and low sales prices on a given date.

•	“Involuntary Termination that is not For Cause” – Refers to the termination of an Employee due to a layoff or weak performance.

• •	“NASDAQ” – Refers to the NASDAQ Stock Market. “Participant” – Refers to a person who is granted a Stock Option under the Plan.

•	“Performance-Based Award” – Refers to an Award under the Plan which is intended to qualify as performance-based compensation under Section 162(m) of the Code.

•	“Performance Goal” – Refers to the level of performance established by the Committee as the targeted level of achievement with respect to a Performance Measure. Performance Goals may be structured as absolute or relative and can vary from Performance Period to Performance Period and from Participant to Participant.

•	“Performance Measure” – Refers to one or more of the following measures as selected by the Committee to measure Company, business unit, division or subsidiary performance during a Performance Period: revenue, return on capital, profit after taxes, total shareholder return, stock price performance, cash flow, earnings per share, return on equity, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment share, product development, product release schedules, new product innovation, product cost reduction through advanced technology, brand recognition/acceptance, product ship targets, cost reductions, sales of assets or subsidiaries, or customer satisfaction levels.

•	“Performance Period” – Refers to a period of time between one and five years in duration during which the achievement of one or more Performance Goals will be measured and used to determine a Participant’s rights to an Award.

•	“Plan” – The Analogic 2007 Restricted Stock Plan, as amended from time to time.

•	“Restricted Stock” – Refers to shares of Company Stock subject to restrictions as set forth in an Award.

•	“Section 162(m)” – Refers to Section 162(m) of the Code.

•	“Vesting Date” – Refers to the date established by the Committee on which an Award shall vest or the date upon which Performance Goals applicable to an Award are achieved.”